Exhibit 99.1

Career Education Names Experienced Education Industry

Executive Todd Nelson as President & CEO

Schaumburg, Ill., July 31, 2015 – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs and services, today announced that Todd Nelson has been selected to become its President and Chief Executive Officer. Mr. Nelson is expected to join the Company on August 12, 2015 and will also be appointed to the Career Education Board of Directors.

“Todd has deep industry experience which will help continue and enhance our focus on improving student outcomes as we drive our University business forward,” said Ron McCray, Chairman and Interim CEO of Career Education. “We look forward to his contributions to the Company’s restructuring efforts aimed at supporting educational excellence and accelerating our path to profitability and sustainable growth, led by our adaptive learning technology.”

Mr. Nelson’s career includes leadership of several of the largest education companies in the US. He served as Chief Executive Officer and a director of Education Management Corporation, where he ultimately served as Chairman of the Board. Prior to his service at Education Management Corporation, Mr. Nelson held several roles of increasing responsibility at the University of Phoenix and Apollo Group Inc. (now known as Apollo Education Group, Inc.), including serving as the Chairman, President and Chief Executive Officer of Apollo. While under his leadership, both companies experienced enrollment and financial growth, development and implementation of new programs and acquisitions of additional schools and programs.

Mr. Nelson said: “Career Education stands at an exciting inflection point in the Company’s history. I look forward to joining the experienced management team at Career Education and working with them to improve student outcomes at both American InterContinental University and Colorado Technical University. I am very excited to lead the Company through its transformation given its highly respected online University platform and well-formed path to cash generation and profitability.”

Ron McCray, Chairman and Interim CEO, will maintain his role as Chairman of the Board upon the relinquishment of his Interim CEO responsibilities when Mr. Nelson’s employment with the Company commences.

“Ron led the Company through its strategic decision to exit its Career Colleges business, to right-size its corporate overhead and to streamline its operations in order to focus its resources and attention on its University business,” said Thomas Lally, Career Education’s Lead Independent Director. “The Board appreciates Ron’s service to the Company and thanks him for his efforts in creating a path forward for the Company’s strategic transformation.”

About Career Education Corporation

Career Education’s academic institutions offer a high-quality education to a diverse student population in a variety of disciplines through online, on-ground and hybrid learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform that allow students to more efficiently move toward earning a degree by receiving course credit for knowledge they can already demonstrate. Career Education is committed to providing high-quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

Source: Career Education Corporation